Exhibit 34.5

KPMG LLP
Suite 1501
222 South 15th Street
Omaha, NE 68102-1610

Suite 1600
233 South 13th Street
Lincoln, NE 68508-2041
Report of Independent Registered Public Accounting Firm
The Board of Directors
Nelnet, Inc.:
We have examined management’s assessment, included in the accompanying Management’s Assessment of Compliance with Regulation AB Servicing Criteria, that Nelnet, Inc. (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for SLM Student Loan Trust 2010-2 (the Platform), except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, for the year ended December 31, 2010 and the period August 12, 2010 through December 31, 2010. Appendix A to Management’s Assessment of Compliance with Regulation AB Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
As described in the accompanying Management’s Assessment of Compliance with Regulation AB Servicing Criteria, for servicing criteria 1122(d)(2)(i), the Company has engaged a vendor to perform the activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB and the Company has elected to take responsibility for assessing compliance
KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

The Board of Directors
Nelnet, Inc.

with servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply Interpretation 17.06.
In our opinion, management’s assessment that Nelnet, Inc. complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i) for which compliance is determined based on Interpretation 17.06 as described above, as of December 31, 2010 and the period August 12, 2010 through December 31, 2010 is fairly stated, in all material respects.
Lincoln, Nebraska
March 15, 2011

3015 SOUTH PARKER ROAD	p 303.696.3699	www.nelnet.net
SUITE 400		NELNET, INC.
AURORA, CO 60014 - 2906
Management’s Assessment of Compliance with Regulation AB Servicing Criteria
Management of Nelnet Servicing, LLC, a subsidiary of Nelnet, Inc. (the Company), is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission (Regulation AB) for SLM Student Loan Trust 2010-2 (the Platform), as of December 31, 2010 and for the period from August 12, 2010 through December 31, 2010. Appendix A identifies the individual asset-backed transaction and security defined by management as constituting the Platform.
The Company’s management has assessed the Company’s compliance with the applicable servicing criteria as of December 31, 2010 and for the period from August 12, 2010 through December 31, 2010. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
Based on such assessment, management believes that, as of and for the year ended December 31, 2010, the Company has complied in all material respects with the servicing criteria set forth in item 1122(d) of Regulation AB of the Securities and Exchange Commission, except for servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform.
With respect to servicing criteria 1122(d)(2)(i), management has engaged a vendor to perform the activities required by this servicing criteria. The Company’s management has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company’s management has elected to take responsibility for assessing compliance with servicing criteria applicable to this vendor as permitted by Interpretation 17.06 of the SEC division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”). Management has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company’s management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria.
KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assessment of compliance with the applicable servicing criteria as of December 31, 2010 and for the period from August 12, 2010 through December 31, 2010.

March 15, 2011	/s/ Terry J. Heimes
Terry J. Heimes, Chief Financial Officer
Nelnet Inc.

/s/ Robert W. Beiersdorf
Robert W. Beiersdorf, President
Nelnet Servicing, LLC

Appendix A
SLM Student Loan Trust 2010-02